G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact:	Investor Relations
James Palczynski
(203) 682-8229

G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500

For:	Gordon Brothers Group
Contact:	Susan Cronin
(617) 422-6270

G-III APPAREL GROUP, LTD. ANNOUNCES ACQUISITION OF ANDREW MARC

— Transaction to Acquire Major Brand Seen as Accretive —

New York, New York – February 11, 2008 — G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced that it has acquired Andrew Marc, a significant supplier of fine outerwear and handbags for both men and women to the upscale specialty and department store tiers of distribution. For 2007, the Andrew Marc business recorded approximately $80 million of net sales under the Andrew Marc, Marc New York, and licensed Dockers and Levi’s brands. The purchase price, including working capital adjustments, was approximately $42 million. The transaction is expected to be accretive in the first year.

Morris Goldfarb, Chairman and Chief Executive Officer, said, “We have long believed that our business and growth prospects would be exceptionally well served with a strong company-owned brand. Andrew Marc, which is recognized as one of the best outerwear brands in the marketplace, is an excellent fit with our organization. Strategically, we believe that the Andrew Marc brand can be leveraged into a variety of new categories to become a meaningful contemporary lifestyle brand. Operationally, we believe that we can quickly identify synergies and achieve economies of scale in a variety of areas. Financially, we believe that the transaction will prove to be accretive this year. We also believe that the transaction will provide exceptional value to us and the opportunity to drive incremental returns to our shareholders as we move forward with our growth plans for this business.”

Mark Schwartz, President and Chief Executive Officer of Gordon Brothers Group, LLC, and Managing Partner of GB Merchant Partners, commented, “We have worked closely with the team at Andrew Marc to develop the Company’s owned and licensed brands. As we now focus on our other portfolio companies, we are confident that the tremendous potential of Andrew Marc, Marc New York, Dockers and Levi’s will continue to be realized under the ownership of G-III.”

Andrew Marc was advised by Financo, Inc., a New York based investment banking firm. G-III was represented by Fulbright & Jaworksi, L.L.P. GB Merchant Partners was represented by Latham & Watkins LLP.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and our own brands. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under its own proprietary private labels. Company-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

About GB Merchant Partners and Gordon Brothers Group

GB Merchant Partners, LLC (www.gbmerchantpartners.com) is the investment management affiliate of Gordon Brothers Group with over $600 million of available capital taking majority and minority equity positions in middle-market companies. GB Merchant Partners leverages Gordon Brothers Group’s consumer products and retail expertise, and prefers to partner with management teams to complete a buyout, fund growth or facilitate a restructuring. In addition, GB Merchant Partners provides structured loans and purchases secondary market securities.

Founded in 1903, Gordon Brothers Group (www.gordonbrothers.com) is a global advisory, restructuring and investment firm specializing in the retail, consumer products, real estate and industrial sectors. In addition to leading private equity investments and structured loans, Gordon Brothers Group provides asset valuations and appraisals, manages dispositions in all asset classes, and acquires and provides consulting services for real estate. Gordon Brothers Group annually appraises, acquires and sells over $40 billion of assets.

Safe Harbor Language

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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